Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

August 10, 2018

PEABODY ANNOUNCES EXPIRATION OF CONSENT SOLICITATIONS RELATING TO ITS 6.000% SENIOR SECURED NOTES DUE 2022 AND 6.375% SENIOR SECURED NOTES DUE 2025

ST. LOUIS, August 10, 2018 – Peabody (NYSE: BTU) (the “Company”) today announced that, as of 5:00 p.m., New York City time, on August 10, 2018 (the “Expiration Time”), the previously announced solicitations of consents (the “Consent Solicitations”) to amend the indenture governing its 6.000% Senior Secured Notes due 2022 (CUSIP Nos. 70457L AA2 and U7049L AA6; ISIN No. USU7049LAA62) and 6.375% Senior Secured Notes due 2025 (CUSIP Nos. 70457L AB0 and U7049L AB4; ISIN No. USU7049LAB46) (collectively, the “Notes”) had expired.

The Consent Solicitations were made in accordance with the terms and subject to the conditions set forth in a Consent Solicitation Statement dated July 30, 2018 (the “Consent Solicitation Statement”), to holders of record as of July 30, 2018 (collectively, the “Holders”).

The proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”) will (1) amend the “Restricted Payments” covenant contained in Section 4.07 of the Indenture to permit an additional category of permitted Restricted Payments at any time not to exceed the sum of (x) $650.0 million, and (y) $150.0 million per calendar year, commencing with calendar year 2019, with unused amounts in any calendar year carrying forward to and available for Restricted Payments in any subsequent calendar year, and (2) amend the “Corporate Existence” covenant contained in Section 4.13 of the Indenture to permit the Company’s senior management to make certain determinations regarding the maintenance of the corporate existence of the Company’s Restricted Subsidiaries. Except for the foregoing, all the existing terms of the Notes will remain unchanged.

Adoption of the Proposed Amendments required receipt of valid consents of Holders of at least a majority in aggregate principal amount of the Notes of each series outstanding as of the Record Date, with the Notes of each series voting separately as a class (such consents, the “Requisite Consents”). The Company informed the trustee for the Notes that, as of the Expiration Time, consents had been delivered, and not revoked, with respect to approximately 98.3% of the outstanding aggregate principal amount of the 6.000% Senior Secured Notes due 2022 and approximately 99.4% of the outstanding aggregate principal amount of the 6.375% Senior Secured Notes due 2025.

On August 9, 2018, the Company and Wilmington Trust, National Association, as trustee, entered into a supplemental indenture with respect to the Indenture reflecting the Proposed Amendments (the “Supplemental Indenture”). Although the Supplemental Indenture became effective upon its execution and delivery, the Proposed Amendments shall become operative only after the applicable consent payments are paid.

Holders who validly delivered and did not validly revoke their consents prior to the Expiration Time will promptly receive a consent fee of $10.00 in cash per $1,000.00 principal amount of 6.000% Senior Secured Notes due 2022 or $30.00 in cash per $1,000 principal amount of 6.375% Senior Secured Notes due 2025. Holders of Notes who did not consent prior to the Expiration Time will not receive the applicable consent fee but will be bound by the Supplemental Indenture.

The Company has retained J.P. Morgan Securities LLC to act as Solicitation Agent in connection with the Consent Solicitations. Questions about the Consent Solicitations may be directed to J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3260 (collect). Requests for copies of the Consent Solicitation Statement and related documents, and assistance relating to the procedures for delivering consents, may be obtained by contacting Ipreo LLC, the Information and Tabulation Agent, at (212) 849-3880 (banks and brokers) or (888) 593-9546 (toll free).

This press release is not an offer to purchase or sell securities, a solicitation of an offer to purchase or sell securities or a solicitation of consents, and no recommendation is made as to whether or not Holders of Notes should consent to the adoption of the Proposed Amendments. The Consent Solicitations are not being made to Holders of Notes in any jurisdiction in which the making thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Peabody (NYSE: BTU) is the leading global pure-play coal company and a member of the Fortune 500, serving power and steel customers in more than 25 countries on six continents. Peabody offers significant scale, high-quality assets, and diversity in geography and products. Peabody is guided by seven core values: safety, sustainability, leadership, customer focus, integrity, excellence and people. For further information, visit PeabodyEnergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, income, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volume, or other financial items, descriptions of management’s plans or objectives for future operations, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond the company’s control. Such factors are described in our Annual Report on Form 10-K, as well as additional factors we may describe from time to time in other filings with the SEC. You may get such filings for free at our website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Contact:

Vic Svec

314.342.7768